As filed with the Securities and Exchange Commission on July 19, 2024

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BW LPG Limited

(Exact name of Registrant as specified in its charter)

Singapore	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o BW LPG Holding Pte Ltd

10 Pasir Panjang Road,

#17-02 Mapletree Business City, Singapore 117438

(Address of principal executive offices)

Long-Term Incentive Program 2022

(Full title of the plans)

Donald J. Puglisi

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

United States of America

+ (302) 738-6680

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Samantha Xu Chief Financial Officer +65-6705-5588 samantha.xu@bwlpg.com 10 Pasir Panjang Road #17-02 Mapletree Business City Singapore 117438	Alan M. Levine Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 +1 212 225 2810

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement on Form S-8 (the “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing information specified in this Part I will be separately provided to the participants covered by the Long-Term Incentive Program 2022, as may be amended and restated, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which BW LPG Limited (the “Registrant”) has filed with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

(a)	The Registrant’s registration statement on Form 20-F filed on April 8, 2024 (File No. 001-42008) (the “20-F Registration Statement”) under the Exchange Act; and

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2023.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Pursuant to the Companies Act 1967 of Singapore (“Singapore Companies Act”), any provision (whether in the constitution, contract or otherwise) purporting to exempt a director or an officer (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company will be void.

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director or an officer of the company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void, except as permitted under the provisions of the Singapore Companies. The Singapore Companies Act and the Constitution of the Company permits the Company to: (i) purchase and maintain for its Directors or Officers insurance against any liability attaching to such Director or Officer in respect of any negligence, default, breach of duty or breach of trust in relation to the Company; (ii) indemnify such Director or Officer against his or her liability incurred to a person other than the Company, except where the indemnity is against any liability of such Director or Officer (1) to pay a fine in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (2) (A) in defending criminal proceedings in which he is convicted, (B) in defending civil proceedings brought by the Company or a related company in which judgment is given against him or her or (C) in connection with an application for relief under specified sections of the Singapore Companies Act in which the court refuses to grant him or her relief.

In cases where, inter alia, a director or an officer is sued by the company, the Singapore Companies Act gives the court a power to relieve directors or officers wholly or partially from the consequences of their negligence, default, breach of duty or breach of trust. In order for relief to be obtained, it must be shown that (i) the director or officer acted reasonably; (ii) the director or officer acted honestly; and (iii) it is fair, having regard to all the circumstances of the case including those connected with such director’s or officer’s appointment, to excuse the director or officer.

Under the Constitution of the Company, the Directors, Secretary and Officers are indemnified and secured harmless in respect of their actions relating to any affairs of the Company or its subsidiaries, out of the assets of the Company, from and against all actions, costs, charges, losses, damages and expenses which they (or their heirs, executors or administrators) may incur by reason of any act done, concurred in or omitted in or about the execution of their duty or in their respective offices or trusts. No indemnified Director, Secretary or Officer shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for deficiency of title to any property acquired by order of the Board for or on behalf of the Company, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited or left or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto. However, such indemnification does not extend to any matter in respect of any negligence, default, breach of duty, breach of trust, fraud or dishonesty in relation to the Company which may attach to any of the indemnified Directors, Secretary or Officer.

Pursuant to the Constitution of the Company, each shareholder of the Company has agreed to waive any claim or right of action such shareholder might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, including to the maximum extent possible under applicable law, any liability arising from or in connection with a responsibility statement signed by any Director or Officer in relation to a prospectus, registration statement or similar document. However, such waiver shall not extend to any matter in respect of any negligence, default, breach of duty, breach of trust, fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1	Constitution of BW LPG Limited
4.2	BW LPG Limited Long-Term Incentive Program 2022
5.1	Opinion of Baker & McKenzie.Wong & Leow, counsel of the Registrant, as to the validity of the ordinary shares held in treasury and to be transferred pursuant to the Registrant's Long-Term Incentive Program 2022
23.1	Consent of KPMG LLP
23.2	Consent of Baker & McKenzie.Wong & Leow, counsel of the Registrant (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to this Registration Statement)
107	Filing Fee Table

Item 9.	Undertakings

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, BW LPG Limited, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore as of the 19th day of July, 2024.

BW LPG LIMITED

By:	/s/ Samantha Xu
	Name:	Samantha Xu
	Title:	Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of BW LPG Limited (the “Company”), do hereby severally constitute and appoint Kristian Sørensen, Samantha Xu, Sophie Smith and Kamilla Rostad, each our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Company to comply with the Securities Act of 1933, as amended (the “Securities Act”) and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement of the Company on Form S-8 including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities as of the 19th day of July, 2024.

Signatures	Title

/s/ Kristian Sørensen
Kristian Sørensen	Chief Executive Officer

/s/ Samantha Xu
Samantha Xu	Chief Financial Officer

/s/ Andreas Sohmen-Pao
Andreas Sohmen-Pao	Chairman of the Board of Directors

/s/ Andrew E. Wolff
Andrew E. Wolff	Director

/s/ Anne Grethe Dalane
Anne Grethe Dalane	Director

/s/ Sonali Chandmal
Sonali Chandmal	Director

/s/ Luc Gillet
Luc Gillet	Director

/s/ Sanjiv Misra
Sanjiv Misra	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed the registration statement in the capacity of the duly authorized representative of BW LPG Limited in the United States on the 19th day of July, 2024.

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative in the United States